INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Balchem Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-44489, 33-35912 and 33-35910) on Form S-8 of Balchem Corporation of our report dated February 5, 1999, relating to the consolidated balance sheets of Balchem Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Balchem Corporation.

                                                                    /s/ KPMG LLP
                                                                    ------------
                                                                        KPMG LLP

Short Hills, New Jersey
March 24, 1999